Exhibit 3.1(a)

Industry IndustrieCanada Canada 2014-07-07Corporations Canada                                                  Corporations Canada9th Floor, Jean Edmonds Towers South 9e etage, Tour Jean-Edmonds sud 365 Laurier Avenue West  365 avenue Laurier ouestOttawa, Ontario K1A 0C8                                                      Ottawa (Ontario) K1A 0C8Corporation Number:Numero de societe :Request Received:Date de reception de la demandeRequest ID:Numero de la demande :
626184-1FOGLER, RUBINOFF LLP Mary Grozdanis 77 KING ST. WEST SUITE 3000, P. O. 95 TORONTO ON M5K 1G8 Canada
2014-07-046993493Your Reference: Votre reference :Please find enclosed the Certificate of Amendmentissued under the Canada Business Corporations Act (CBCA) and related documents for Nutritional High International Inc. Please ensure that these documents are kept with the corporate records.Note: It is mandatory for certain legal elements to be written with a period (Ltd., Inc., Corp. and S.A.R.F.). If the articles you submitted did not include the period, it has been added and is reflected in the attached certificate.The issuance of this certificate will be listed in Corporations Canada's online Monthly Transactions report. You can access the report on the Corporations Canada website.Please ensure that the corporation is aware of all of its ongoing reporting obligations by referring to our pamphlet, Keeping Your Corporation in Good Standing, available on our website or by contacting Corporations Canada.While Corporations Canada has approved the name of the corporation, please be aware that the corporation assumes full responsibility for any risk of confusion with existing business names and trademarks (including those set out in the NUANS® searchVous trouverez ci-joint le certificat de modificationemis en vertu de la Loi canadienne sur les societes par actions (LCSA) ainsi que les documents connexes relativement a Nutritional High International Inc.Veuillez vous assurer de le conserver avec les livres de la societe.Note : Certains elements juridiques s'ecrivent obligatoirement avec un point (Ltd., Inc., Corp. et S.A.R.F.). Si le point n'etait pas inclus dans les statuts que vous avez soumis, il a ete ajoute et il apparait dans le certificat ci-joint.L'emission de ce certificat sera rapportee dans notre prochain rapport mensuel de transactions. Vous pouvez consulter le rapport dans le site Web de CorporationsCanada.Veuillez vous assurer que la societe est informee de toutes ses obligations de declaration. Vous pouvez consulter la brochure Maintenir votre societe en conformite, ci-jointe ou disponible en ligne, pour connaitre les obligations de declaration de la societe. En depit du fait que Corporations Canda ait approuve la denomination sociale, il faut savoir que la societe assume toute responsabilite de risque de confusion avec toutes denominations commerciales, marques de commerce existantes (y compris celles qui sont citeesreport). The corporation may be required to change the name in the event that representations are made to Corporations Canada and it is established that confusion is likely to occur. Also note that any name granted is subject to the laws of the jurisdiction where the corporation carries on business.Please find enclosed additional information about protecting a corporate name.If you require additional information, please contact Corporations Canada.dans le rapport de recherche NUANSMD). La societe devra peut-etre changer sa denomination advenant le cas ou des representations soient faites aupres de Corporations Canada etablissant qu'il existe une probabilite de confusion. Il faut aussi noter que toute denomination octroyee est assujettie aux lois de l'autorite legislative ou la societe mene ses activites.Vous trouverez ci-joint d'autres renseignements sur la fa?on de proteger une denomination sociale.Si vous avez besoin de plus d'information, veuillez communiquer avec Corporations Canada.Telephone / TelephoneEmail/                                                                    CourrielWebsite/            Site            Web1-866-333-5556                                        corporationscanada@ic.gc.ca                                                                      www.corporationscanada.ic.gc.ca